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         KIMBALL TO ACQUIRE "NEXT GENERATION" ELECTRONICS TECHNOLOGIES

Jasper, IN (February 5, 1996) -- Kimball International, Inc. announced today it has signed a Definitive Purchase Agreement to acquire ELMO Semiconductor Corporation, Burbank, CA, and ELMO Semiconducteurs SARL, Mantes-La-Jolie (near Paris), France.

A privately held corporation with most recent annual sales approximating $15 million, ELMO has an active customer base in the defense, aerospace, medical and automotive markets.

They are a provider of unpackaged semiconductors (DIE), Hi-Rel Die packaging and test, and design and manufacture of high density Memory, Power and custom Multichip Modules (MCM). ELMO's in-house microelectronic technologies include:
Known-Good-Die (KGD), 3-D Die Stacking, Chip Scale packaging, advanced MCM-L (Laminate), MCM-C (Ceramic), MCM-D (Deposited), Chip-on-Board (COB) and high performance Power MCM's.

"Combining ELMO'S MCM technologies with Kimball's high volume Surface Mount capabilities will offer our present and new customers access to system design support and advanced manufacturing processes. Our combined capabilities will offer a cost effective resource for high volume MCM and mixed technology (SMT-MCM) production for electronic products," says Larry Kuntz, Executive Vice President, Kimball Electronics. "ELMO has been ISO 9001 quality system certified. They specialize in semiconductor DIE processing, testing, product engineering and MCM design/packaging. ELMO's strong presence with OEM customers and their longstanding relationships with major semiconductor manufacturers will advance Kimball Electronics' growth strategies."

"Kimball Electronics is the ideal company to assist us in the implementation of our current and future customers' requirements in DIE, packaging and MCM's," says Elie Moreno, founder and Chief Executive Officer, ELMO Semiconductor Corporation. "Kimball's support will enhance our KGD technology and allow us to expand our custom packaging and MCM capabilities. Their exemplary quality and customer service reputation, as well as their excellent automation and material management skills, will serve as the strong foundation we require to accomplish our expansion plans."

Kimball is structuring the ELMO California subsidiary as an asset purchase while the France unit would be a stock acquisition. Both will maintain operations and personnel in their current locations.

The transaction's valuation will be finalized during the due diligence process with closing expected in late March. It is anticipated that the purchase price will be financed internally by Kimball International.

"Our Electronics Group has become a critical business partner in the Electronic Manufacturing Services Industry (EMSI)," said Douglas A. Habig, President and Chief Executive Officer of Kimball International, Inc. "Our business strategy incorporates the increasing reliance on outsourcing engineering and manufacturing services by OEMs, allowing them to concentrate on their core competencies. Realizing also the continued miniaturization of chip geography, ELMO's expertise in designing, developing and manufacturing with advanced electronic packaging technologies, coupled with our mass production resources, will further expand our ability to be a high quality, short lead time, best value provider for our customers."

Kimball International, Inc. is a diversified furniture and electronics manufacturer with fiscal year 1995 Sales of $900 million. Kimball's Class B common stock is traded on the NASDAQ National Market under the symbol KBALB.